Exhibit 10.3

EXCLUSIVE LICENSE AGREEMENT FOR HIGH PERFORMANCE TRAINING ACTIVITIES BETWEEN CADIZ CF S.A.D. AND NOMADAR CORP.

In Cádiz, on July 23, 2024

APPEAR

On the one hand, Mr. Rafael Jesús Contreras Chamorro, of legal age, of Spanish nationality, with D.N.I. 31.264.896-f, as vice-president of CÁDIZ CLUB DE FÚTBOL, S.A.D. (hereinafter, the “Licensor” or “Cádiz CF”), with fiscal address for the purposes of this contract at Estadio Nuevo Mirandilla, Plaza de Madrid, 11010, Cádiz, and C.I.F. A- 11013703.

On the other side, Mr. Ivan Contreras Torres, of legal age, Spanish nationality, with D.N.I./passport number 43516493X, in the capacity of CEO of NOMADAR CORP. (hereinafter referred to as “NOMADAR” or the “Licensee”) an American company with registered office for the purposes of this contract at 5015 Hwy 59 N, Marshall, TX, 75670, registered in Delaware and with Fiscal Code 99-3383359.

For the purposes of this document, the Licensor and the Licensee will be collectively referred to as the “Parties” and individually and indistinctly as the “Party” or by their respective names.

Both Parties mutually acknowledge the representative capacity with which they act and in legal responsibility for both

EXPOSE

I.- The sports entity Cádiz CF aims, among other things, to participate in official professional sports competitions in the football modality, to promote and develop sports activities in one or more sports modalities, and to exploit and market sports shows, products, and rights of all kinds linked to or related to sports activities, the professional team, and the team’s means, and in general, to promote a set of sports and recreational activities that benefit the city and province of Cádiz.

Particularly regarding the object of this agreement, Cádiz CF has planned and developed the so-called high-performance training program (or High Performance Training “HPT Program” by its initials in English), which aims to:

- Train and shape young players of different nationalities by promoting and fostering football schools and teaching this sport in all social spheres to reach a professional level.
- Promote and boost professional football by assisting and intervening in the sports and technical education of players.

- Promote, build, and develop international programs of the HPT Program worldwide.

- Collaborate to strengthen the image of Cádiz CF in the United States and the rest of the world.

- Explore joint marketing or other commercial sponsorship associations between Cádiz CF and other entities with academic purposes analogous to the HPT Program.

These objectives, in addition to being directly planned, carried out, and executed by Cádiz CF S.A.D., are also developed by all those companies in which Cádiz CF S.A.D. holds the status of sole or majority partner (the “Cádiz CF Group,” including NOMADAR CORP., whose share capital is mostly owned by SPORT CITY CÁDIZ S.L.U., a 100% subsidiary of Cádiz CF, or the subsidiaries of NOMADAR anywhere in the world).

II.- Cádiz CF is already effectively developing the HPT Program aimed at young football base players from 14 years old. It is a program that Cádiz C.F. has already launched, receiving young people from the United States, Vietnam, Germany, and India, among other countries, at its sports city.

The program consists of a complete immersion in a La Liga First Division football club, where they learn the world’s best methodologies and achieve the technical and tactical growth needed by the player. Additionally, they can train in a high-level bilingual school and have accommodation and transportation to ensure the players’ experience is safe. The period is six months or a full academic year.

The program includes top-level coaches, staff with extensive and accredited experience. The training plan is personalized and based on the Cádiz CF methodology (the “HPT Methodology”), complemented by nutritionists, physiotherapists, with total safety and parental control at all times, visa management and documentation, issuing the corresponding technical report and certificate at the end of the program.

III.- The Licensor declares to be the holder of the know-how and practical knowledge necessary, including the HPT Methodology, for the standardized development of the HPT Program, including the use for such purposes of the registered trademarks and the official logo of Cádiz CF, including promotional material deemed or considered necessary for it (which includes but is not limited to photographic images of the first professional team field and players necessary for the promotion of the HPT Program). Henceforth, the “HPT Know How”.

IV.- The Licensor declares that it has not granted for the Territory to which this license is limited any license or usufruct right nor has it established any charge on the HPT Know How and is not aware of the existence of third parties who may claim a better right over the HPT Know How in that territory.

V.- Considering the complexity and sensitivity of the global sports market, the Cádiz CF Group believes that the ability to maintain a unique and homogeneous brand image and positioning globally is one of the main competitive advantages compared to other sector operators. Therefore, the Cádiz CF Group has chosen to locate and concentrate at Cádiz CF the strategic decisions at the international level regarding image and corporate communication policies, the positioning of the HPT Program, and the definition of its visual aspects, the reinforcement of identity and values, and coordination with the product directions of each country, among others.

Based on the above, the Parties believe that both Cádiz CF and NOMADAR can significantly contribute to the development and consolidation of the HPT Program and agree to sign this contract to establish the terms of the license to use the HPT Know How by the Licensee, the delimitation of the territory for such use and the remuneration derived from this circumstance.

VI.- For its part, NOMADAR, as a subsidiary of Cádiz CF, through the educational activity of sports academies, events, and commercialization of products and merchandising, recognizing that strategic international decisions regarding image and corporate communication policies, the positioning of the HPT Program, and the definition of its visual aspects, the reinforcement of identity and values, and the coordination with product directions in each country should be concentrated at Cádiz CF, also has as its main objective as Licensee to consolidate the HPT Program worldwide (hereinafter the “Territory”) by transferring to different market sectors the own identity and values of the Cádiz CF Group, especially of the HPT Program. To do this, they maintain contact and relationships with educational institutions, event organizers, and trainers and teachers, transfer development and promotion opportunities in the country to the Cádiz CF Group, identify and participate in bidding processes, and coordinate communication activities at the local level.

VII.- Considering all the above and in the interest of both the Licensor and the Licensee in granting the latter an exclusive license right over the HPT Know How for the purposes indicated in these expositions, both Parties agree to enter into this methodology and knowledge license agreement under the following

CLAUSES

FIRST: OBJECT OF THE CONTRACT

The object of this exclusive license agreement is the use of the HPT Know How, which is solely owned by the Licensor.

Cádiz CF reserves the right to use the HPT Know How nationally, whether jointly or not with NOMADAR.

SECOND. CONTENT AND SCOPE OF THE LICENSE RIGHT

2.1. The Licensor grants the Licensee the right to use the HPT Know How solely for the following purposes:

- Train and shape young players of different nationalities by promoting and fostering football schools and teaching this sport in all social spheres to reach a professional level using the HPT Methodology and HPT Know How provided by the Licensor.

- Promote and boost professional football by assisting and intervening in the sports and technical education of players.
- Promote, build, and develop local and international programs of the HPT Program worldwide.

- Collaborate to strengthen the image of Cádiz CF in the United States and the rest of the world.

For the mentioned purposes, the Licensee is authorized to use the HPT Methodology and HPT Know How for commercial purposes, including expressly the implementation of the HPT Program in the Territory and the exclusivity in attracting players for inclusion in any school or sports entity linked to the HPT model.

Within the rights to use the HPT Know How included in this license, the Licensee may mention the registered trademarks and official images of Cádiz CF (the “Cádiz CF Marks”) in all promotional or advertising activities related to the services offered in the HPT Program, including their printing in brochures, posters, or any other advertising document. All such promotional material must be expressly approved by the Cádiz CF marketing and design department before publication.

Additionally, the HPT Know How license will allow the inclusion of the Cádiz CF Marks in presentation letters, information brochures, and similar documents or media of the Licensee. In any case, the MR, R, or TM symbol must be included next to such marks, along with their corresponding registration number.

Finally, the Licensor may request relevant information regarding the activities carried out by the Licensee to control the correct use of the license.

The use of the HPT Know How for purposes other than those specified in this clause is prohibited.

2.2. The Licensor grants the Licensee an exclusive license right over the HPT Know How. The Licensor is authorized to use the HPT Know How covered by this contract within the scope covered by the granted license right.

2.3. In any case, the granting of this license over the rights to use the HPT Know How will not generate any intellectual or industrial property rights in favor of the Licensee. Thus, the Licensor will maintain its full ownership over the exploitation rights of the HPT Know How and the Cádiz CF Marks.

2.4. Likewise, the Licensor does not guarantee the economic profitability of the HPT Know How to the Licensee.

THIRD. GEOGRAPHICAL SCOPE OF THE LICENSE

The Licensee may only use the license specified in this contract worldwide.

FOURTH. DURATION OF THE CONTRACT

4.1 Initial Term

The temporal scope of the usage assignment made by the Licensor in favor of the Licensee over the HPT Methodology and the HPT Know How will have an initial duration of TWENTY (20) YEARS from its effective date unless the Contract is terminated early in accordance with the provisions of the TENTH Clause below. After this initial term, the duration of the exclusive license granted under this contract will be linked to Cádiz CF’s criteria, so from the twentieth anniversary of the contract’s effectiveness, this assignment of rights will be revocable by the Licensor with at least one (1) year prior notice.

4.2 Suspensive Condition and Resolutory Condition

Resolutory Condition: Without prejudice to the above, the effects of the exclusive license to use the HPT Know How regulated under this contract will be automatically resolved without the need for any requirement or notification between the Parties in the following cases: (i) if one (1) year has passed since the date of signing this contract without NOMADAR having been able to meet the initial standards required by the SEC for its listing as a publicly traded company on NASDAQ, and (ii) at any time after NOMADAR’s listing on NASDAQ if NOMADAR fails to meet the continuous requirements or standards to maintain its listing on that stock market and causes its delisting as a publicly traded company on NASDAQ.

Upon termination of the contract for any reason, the Licensee will cease using the HPT Know How and must comply with the provisions of the NINTH clause regarding the confidentiality obligation.

Termination of the contract due to the expiration of its term will not generate any right to compensation or indemnification in favor of either party, except as provided for in the event of breach in the following TENTH Clause.

FIFTH. LICENSE REMUNERATION AND PAYMENT METHOD

The Parties agree that the annual remuneration for the use of the HPT Know How will be calculated based on the financial results of NOMADAR’s financial statements closed on December 31 of each expired calendar year (the “Fiscal Year”).

Within thirty (30) business days following the end of each Fiscal Year, the Licensee agrees to send Cádiz CF the financial statements, which should reflect the total net sales amount (less expenses) derived from the HPT Know How, specifically from the HPT Program, billed by NOMADAR in the calendar year (the “Net Sales = difference between Sales Revenue and Cost of Goods Sold”). The Licensor will receive a royalty equivalent to 15% of the Net Sales obtained as remuneration for the use of the HPT Know How regulated under this Contract.

Cádiz CF will invoice the Subsidiary for the use of the HPT Know How within five (5) business days following the notification of remuneration.

In the event that, in any year during the term of this contract, the annual accounts finally approved after the corresponding audit, if applicable, require adjustments that impact the remuneration amounts, the Parties agree to negotiate in good faith the optimal way to compensate such payments.

Similarly, in the event of early termination of this contract, Cádiz CF will invoice NOMADAR for the use of the HPT Know How by applying a pro-rata calculation for the months elapsed until the effective termination date.

NOMADAR agrees to have quarterly financial statements and adequate accounting records that allow Cádiz CF to verify Net Sales at any time during the term of this contract.

SIXTH. OBLIGATIONS OF THE PARTIES

A) The Licensee agrees to:

1. Use the HPT Know How object of the contract in the manner determined in the previous Second Clause. Any variation from this use must be expressly authorized by the Licensor. The authorization must be in writing.
2. Establish the necessary means to exploit the HPT Know How and the HPT Program in line with the purpose of this license.

3. Pay the Licensor the agreed remuneration in the FIFTH clause.
4. Inform the Licensor of any possible infringements of the HPT Know How use by a third party and provide cooperation in defending these rights.
5. Not carry out actions that could compromise the good name/prestige of the HPT Know How or the Cádiz CF Marks.

B) The Licensor, as the holder of the rights to use and exploit the HPT Know How, agrees to:

1. Guarantee its use.
2. Keep the Licensee informed of any fraudulent uses or violations of the HPT Know How by third parties and commit to taking all necessary measures to ensure its protection and proper use.

3. Keep the HPT Methodology updated by transferring improvements accumulated through the practical experience of the HPT Program to the Licensee.

SEVENTH. EXPENSES AND TAXES DERIVED FROM THE LICENSE

Taxes, fees, and contributions that may arise from this license will be borne exclusively by the Licensee, except for those that may correspond to the Licensor according to applicable legislation.

EIGHTH. CONFIDENTIALITY OBLIGATION

The Licensee acknowledges that all information accessed within the framework of the contract, whether related to the license itself, the HPT Program, the HPT Know How, the HPT Methodology, the Cádiz CF Marks, or the activity or organization of Cádiz CF (hereinafter the Information), is confidential. Thus, NOMADAR agrees not to disclose it and to maintain the strictest confidentiality regarding such Information, warning its employees, associates, and anyone who, due to their position or personal or sentimental relationship, should or may have access to it of this confidentiality obligation.

The Licensee may not reproduce, modify, make public, or disclose the Information to third parties without prior written and express authorization from the Licensor. They also commit to taking the necessary measures to prevent the Information from being disclosed or transferred, adopting the same security measures they would regarding their confidential information, avoiding its loss, theft, or misappropriation.

The Licensee agrees to inform its employees, associates, and anyone to whom the Information is provided about the existence of the confidentiality obligation, making them responsible for the misuse of the Information related to the contract.

Both parties agree that the use of the Information will only be directed towards achieving the contract’s objectives and no other purposes, and that only those strictly necessary to fulfill those objectives will be aware of it.

The confidentiality provisions in this contract will apply during its term and prevail for two (2) years after its termination. This period is immediate upon the termination of the contract.

NINTH. EARLY TERMINATION OF THE CONTRACT

Without prejudice to what is stated in the FOURTH Clause regarding its duration, this contract may be terminated by mutual agreement of the parties with the effects they determine, provided such termination is formulated in writing.

Likewise, it may be terminated at any time by the Licensor at its discretion without the need for judicial intervention and without prejudice to the Licensee’s liability for contractual breach, provided there are justified reasons as explained below:

- The total or partial breach by NOMADAR of any of the essential conditions or obligations of this contract not corrected within ten (10) days from the written and reliable notification to do so.
- Those established in the articles of this contract or those collected in the law and specifically in the Civil Code and the Commercial Code.

The Parties will be entirely responsible for the damages of all kinds caused to the other Party as a result of the breach or defective fulfillment of any or all of the obligations and guarantees assumed in this Contract.

In the event that either Party declares the Contract terminated early in accordance with this Clause, NOMADAR will cease to have the right to use the HPT Know How from the termination date. The Parties state that in the event of early termination of the Contract, NOMADAR will not have the right to recover any part of the paid remuneration.

The Licensee will be responsible and will keep the Licensor fully indemnified against any claim made by any third party derived from the exploitation and use of the HPT Know How.

TENTH. NON-WAIVER

The waiver by one of the parties to demand the fulfillment of any of the obligations provided in the contract or to exercise any of the rights or actions it has by virtue of it will not release the other party from the full fulfillment of the remaining obligations contained in the contract; and it will not be understood as a waiver to demand in the future the fulfillment of any obligation or to exercise rights or actions provided in the contract.

The dispensation, postponement, or waiver of any of the rights contemplated in this contract or part of them will only be binding if it is in writing and may be subject to the conditions that the grantor of such dispensation, postponement, or waiver considers appropriate, limited to the specific case in which it occurred and will not restrict in any case the enforceability in other cases of the right to which it affects.

ELEVENTH. ENFORCEABILITY

The lack of demand by any party for the fulfillment of any of the obligations contained in this contract will not affect the right of that party to enforce it. The waiver by any party of a clause of this contract cannot be interpreted as a waiver to report any subsequent breach of that clause or as a waiver of the same.

TWELFTH. LICENSE CONTRACT TRANSFER AND SUBLICENSE GRANTING

NOMADAR, as a subsidiary of Cádiz CF, may not transfer this contract in favor of any natural or legal person without the prior written consent of Cádiz CF. A change in control of the subsidiary will be understood as a transfer case and will therefore require prior consent from Cádiz CF. However, the latter will be entitled to transfer this contract without NOMADAR’s authorization, with a notification of the transfer by Cádiz CF being sufficient at least thirty calendar days before the date on which such transfer occurs.

The provisions of this clause will not in any way prevent (i) the communication of elements related to the development and positioning of the HPT Know How by NOMADAR to other Cádiz CF Group companies in the Territory to the extent that such operations are absolutely necessary to achieve the purpose pursued with this contract and (ii) the granting by NOMADAR of sublicenses on the HPT Know How to other companies or societies of the Cádiz CF Group, all without prejudice to NOMADAR’s responsibility to Cádiz CF for any breaches incurred by such companies.

No clause of this contract should be interpreted as an agreement between the Parties to associate, constitute a joint venture, agree on an agency relationship, or represent one another. Each Party is a company with its own legal personality, with full control and responsibility over its businesses and employees.

Specifically, NOMADAR will be fully responsible for compliance with any labor legislation and social security norms in its jurisdiction, and no provision of this contract may be interpreted as attributing labor or contractual responsibility to Cádiz CF towards NOMADAR’s employees or other Cádiz CF Group companies in the Territory.

THIRTEENTH. HPT KNOW HOW UPDATES

The Licensor may foresee the updates it deems convenient to modernize and improve the Methodology and HPT Know How, provided they do not affect its Purpose.

FOURTEENTH. DATA PROTECTION

The parties to this contract know and undertake to comply with Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of individuals with regard to the processing of personal data and the free movement of such data (GDPR) as well as Organic Law 3/2018 on the Protection of Personal Data and the guarantee of digital rights and its development regulations and/or those that could replace or update it in the future.

Thus, the parties are aware that by signing this contract they consent to their personal data collected in it, as well as those that may be collected in the future to comply or for proper execution of this same contract, being incorporated by the other party into its own automated or non-automated data collection file to correctly execute the contractual relationship and eventually for administrative and/or commercial management.

In any case, the parties commit that these personal data will not be communicated to third parties, although if any type of communication of personal data is to be carried out, they undertake to always and previously request the express, informed, and unequivocal consent of the party that owns such personal data, indicating the specific purpose for which the data communication will be made.

This clause does not result in any limitation or restriction for the parties regarding the exercise of the rights of access, rectification, deletion, limitation of processing, portability, or opposition they may have.

FIFTEENTH: CONTRACT MAINTENANCE

The parties agree that if any of the provisions of this contract is declared ineffective, whether this ineffectiveness is original or supervening, the rest of the contract will remain valid. The declared ineffective clause will be replaced by another that the parties mutually agree on and that, from the point of view of the rights or obligations it generates for them, has a similar meaning to that which it replaces and maintains the economic balance of the present contract.

The relations between the contracting parties derived from this contract are governed by what is established in it. Any modification of what is established in this contract requires that it be formalized in writing and incorporated as an Annex to it.

Any communication or notification of any aspect related to this contract must be sent to the interested party at the address appearing at the heading of it.

SIXTEENTH: JURISDICTION

The parties undertake to resolve amicably any disagreement that may arise in the development of this agreement.

In case of conflict, both parties agree to submit to the Courts of the city of Cádiz, Spain.

And in proof of consent, they sign this document and its annexes in duplicate in the place and date indicated above.

/s/ Ivan Contreras Torres

Signed. Nomadar Corp.

/s/ Rafael Jesus Contreras

Signed Cádiz C.F. S.A.D.